EXHIBIT (E)(3)


                             AGREEMENT FOR SERVICES
                              DATED JANUARY 1, 1992

           THIS AGREEMENT is made as of this 1/st/ day of January, 1992, by and between Compania Anonima Nacional Telefonos de Venezuela ("CANTV"), located at Edificio Administrativo, Av. Libertador, Caracas, Venezuela, and GTE Service Corporation ("Vendor"), located at 600 Hidden Ridge, Post Office Box 152092, Irving, Texas 75015, U.S.A.

           In consideration of the mutual promises expressed in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                             SERVICES TO BE PROVIDED

           1.1 The Services to be provided by Vendor to CANTV are technical assistance services described in Schedule A and technological services described in Schedule B (collectively the "Proposal") attached hereto and by this reference specifically made a part hereof.

                                    ARTICLE 2

                     COMPENSATION AND EXPENSES FOR SERVICES

           2.1 CANTV agrees to pay Vendor for technical assistance performed and technological services provided under this Agreement, in accordance with the schedule of charges set forth in Schedule C attached hereto.

           2.2 In addition to the compensation specified above, CANTV agrees to reimburse Vendor for expenses incurred for travel, lodging, and subsistence of Vendor personnel while they are away from Vendor offices performing work called for under this Agreement.

           2.3 Compensation pursuant to this Article shall include all Venezuelan taxes thereon.

           2.4 Vendor shall invoice CANTV on a monthly basis for the compensation and expenses. CANTV shall have the right to review itemized details as to all expenses. Payment shall be due in thirty (30) days and shall be subject to a finance charge of one percent (1%) per month on invoices outstanding beyond thirty (30) days.

                                    ARTICLE 3

                          CONTRACT TERM AND TERMINATION

           3.1 This Agreement shall become effective upon its execution by both parties and, except as otherwise provided in this Agreement, shall continue in full force and effect thereafter for twelve months after the date hereof. If notice has not been given to terminate this Agreement as provided in paragraph 3.2, the term shall automatically be extended for another twelve months.

           3.2 This Agreement may be terminated by either party upon thirty days' notice to the other party. In the event of termination, CANTV shall be liable for all compensation and expenses owed to Vendor for services provided prior to the date of termination, but not thereafter.


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                                    ARTICLE 4

                                 CONFIDENTIALITY

           4.1 To effectuate this Agreement, it may be necessary for Vendor to disclose to CANTV or for CANTV to disclose to Vendor, proprietary or confidential customer, technical and business information in written, graphic, oral or other tangible or intangible forms ("Information"). In order to protect such Information from improper disclosure, both parties agree:

                     (a) That all such Information shall be and shall remain confidential;

                     (b) To limit access to such Information to authorized employees who have a need to know the Information in order for Vendor to perform the services set out in this Agreement;

                     (c) To keep such Information confidential and to use the same level of care to prevent disclosure or unauthorized use of the received Information as the disclosing party exercises in protecting its Information of a similar nature;

                     (d) For a period of one (1) year following any disclosure by either party, not to copy or publish or disclose such Information to others or authorize anyone else to copy or publish or disclose such Information to others without the prior written approval of the disclosing party;

                     (e) To use such Information only for purposes of fulfilling work or services performed hereunder and for other purposes only upon such terms as may be agreed upon between the parties in writing.

           4.2 The above-stated obligations shall not apply to any Information which was legally in the possession of the other party prior to receipt, or was received in good faith from a third party not subject to a confidential obligation, or now is or later becomes publicly known through no breach of confidential obligation by the receiving party, or was developed by the receiving party without the developing person(s) having access to any of the Information received in confidence from the other party.

           4.3 The obligation of confidentiality and non-use with respect to Information disclosed by either party to the other shall survive any termination of this Agreement for a period of two (2) years from the date of the initial disclosure of the Information.

                                    ARTICLE 5

                            OWNERSHIP OF WORK PRODUCT

           5.1 All inventions, improvements, discoveries, computer software (including firmware), and other forms of technology or intellectual property made or conceived or actually or constructively reduced to practice during the term of this Agreement, result from any work which Vendor may do pursuant to this Agreement, shall be and remain the property of both CANTV and Vendor, and both shall have the rights to use such for any purpose.

           5.2 All notes, designs, models, prototypes, drawings, data storage media, listings, deliverables, technical data, and other work product developed in connection with or pursuant to the terms and conditions of this Agreement, including any reports to be prepared by Vendor for CANTV under this Agreement, shall become and remain the property of both CANTV and Vendor, and both shall have the rights to use such for any purpose without any additional compensation.


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                                    ARTICLE 6

                              CANTV RIGHT TO AUDIT

           6.1 CANTV shall have the right to examine Vendor's books and records for the purpose of auditing all amounts billed to CANTV pursuant to this Agreement.

           6.2 CANTV may request to examine Vendor's books and records pertinent to the provision of services at any time, and the parties shall thereupon agree to a date and location for the review. Vendor shall make available to CANTV its books and records reflecting all services provided to CANTV.

           6.3 Each party shall bear its own expenses in connection with an audit by CANTV of Vendor's records.

           6.4 Materials reviewed by CANTV in the course of the audit shall be deemed confidential information.

                                    ARTICLE 7

                                  MISCELLANEOUS

           7.1 Amendments, Modifications and Supplements. Amendments, modifications and supplements to this Agreement are allowed and will be binding on the parties after the effective date, provided such amendments, modifications and supplements (1) are in writing, signed by an authorized representative of both parties, and (2) by reference incorporate this Agreement and identify the specific sections or clauses contained herein which are amended, modified or supplemented or indicate that the material is new. The term, "this Agreement" shall be deemed to include any future amendments, modifications and supplements.

           7.2 Assignment. Neither party may assign or delegate its obligations under this Agreement without the prior written consent of the other.

           7.3 Attorneys' Fees. In the event any party to this Agreement shall be required to initiate legal proceedings (i) to interpret or to enforce performance of any term or condition of this Agreement; (ii) to enjoin any action prohibited hereunder; or (iii) to gain any other form of relief whatsoever, the prevailing party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys' fees and court costs incurred on account thereof notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

           7.4 Compliance with Laws and Regulations. The parties shall comply with all federal, state and local laws and regulations applicable to their performance as described in this Agreement.

           7.5 Consent. Where consent, approval or mutual agreement is required of a party, it shall not be unreasonably withheld or delayed.

           7.6 Default. If either party refuses or fails in any material respect properly to perform its obligations under this Agreement, or violates any of the material terms or conditions of this Agreement, such refusal, failure or violation shall constitute a default. In such event, the non-defaulting party may so notify the other party in writing of the default and allow that party a period of thirty (30) calendar days to cure such default. If the defaulting party does not cure such default within said thirty (30) calendar days, the non-defaulting party shall have the right to terminate this Agreement upon written notice to the other party.


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           7.7 Entire Agreement. Except for written amendments, supplements or modifications made after the execution of this Agreement, this Agreement represents the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior negotiations, representations and agreements, either oral or written.

           7.8 Force Majeure. In the event performance of this Agreement, or any obligation hereunder, is prevented, restricted or interfered with by reason of acts of God, wars, revolution, civil commotion, acts of public enemy, embargo, acts of the Government in its sovereign capacity, labor difficulties, including without limitation, strikes, slowdowns, picketing, or boycotts, unavailability of equipment from Vendor, changes requested by Customer, or any other circumstances beyond the reasonable control and without the fault or negligence of the party affected, the party affected, upon giving prompt notice to the other party, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction, or interference (and the other party shall likewise be excused from performance of its obligations on a day-to-day basis until the delay, restriction or interference has ceased); provided, however, that the party so affected shall use its best reasonable efforts to avoid or remove such causes of nonperformance and both parties shall proceed whenever such causes are removed or cease.

           7.9 Governing Law. This Agreement shall be governed by and interpreted or construed in accordance with the laws of Venezuela and shall be subject to the exclusive jurisdiction of the courts therein.

           7.10 Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to define or limit the scope, extent or intent of this Agreement or any of the provisions hereof.

           7.11 Independent Contractor Relationship. The persons provided by each party to the other party on a part-time basis within each year shall be solely that party's employees and shall be under the sole and exclusive direction and control of that party. They shall not be considered employees of the other party for any purpose. Each party shall remain an independent contractor with respect to the other and shall be responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, health and safety, working conditions and payment of wages. Each party shall also be responsible for payment of taxes, including federal, state and municipal taxes, chargeable or assessed with respect to its employees, such as, Social Security, unemployment, Workers' Compensation, disability insurance, and federal and state withholding. Each party shall indemnify the other for any loss, damage, liability, claim, demand or penalty that may be sustained by reason of its failure to comply with this provision. Persons provided to the party for a period in excess of six (6) months may become employees of the other party.

           7.12 Insolvency. Either party may terminate this Agreement by notice, in writing, if the other party admits insolvency, makes an assignment for the benefit of creditors, or has a trustee or receiver appointed over all or any substantial part of its assets.

           7.13 Limitation of Liability. It is expressly understood that neither party makes any warranty to the other with respect to the performance or fitness for any purpose of the products or services contemplated by this Agreement. Each party's liability to the other for any loss, cost, claim, injury, liability or expense, including reasonable attorney's fees, relating to or arising out of any negligent act or omission in its performance of obligations arising out of this Agreement, shall be limited to the amount of direct damage actually incurred. Absent gross negligence or knowing and willful misconduct which causes a loss, neither party shall be liable to the other for any indirect, special or consequential damage of any kind whatsoever.

           7.14 Notices. Any notice to any of the parties required or permitted under this Agreement shall be deemed to have been received on the date of service if served personally on the party to whom notice is to be given, on the date receipt is acknowledged in writing by the recipient if delivered by regular


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mail, or on the date stated on the receipt if delivered by certified or registered mail or by a courier service which obtains a written receipt. Any notice shall be delivered using one of the alternatives mentioned in this section.

           For the purposes of this Agreement, notices and communications to the parties hereunder shall be directed to the addresses indicated below and such addresses shall be deemed to be the most recent address of the addressee and shall remain so until written notice of a change of address is provided to the other party by the party whose address has changed:

       If to CANTV:    Compania Anonima Nacional Telefonos de Venezuela
                       Attention: Bruce E. Haddad, President
                       Edificio Administrativo
                       Av. Libertador
                       Caracas, Venezuela Fax: 582-531-0614

       If to Vendor:   GTE Telephone Operations
                       Attention:  Thomas W. White, Sr. Vice President
                       600 Hidden Ridge
                       Post Office Box 152092
                       Irving, Texas 75015 USA Fax:  214-718-2450


           7.15 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or regulatory body of competent jurisdiction to be invalid, void, or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           7.16 Successors. This Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the parties.

           7.17 Waiver. Any waiver of the terms and conditions of this Agreement may be made by either party if reduced to writing and signed by both parties. No waiver of the terms of this Agreement or failure by either party to this Agreement to exercise any option, right or privilege on any occasion or through the course of dealing, shall be construed to be a waiver of any subsequent breach or of any option, right or privilege on any subsequent occasion.








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                               AMENDMENT NO. 1 TO
                             AGREEMENT FOR SERVICES
                              DATED JANUARY 1, 1992

           This first Amendment to the Agreement for Services dated January 1, 1992, by and between Compania Anonima Nacional Telefonos de Venezuela ("CANTV") and GTE Service Corporation ("Vendor") is agreed to by CANTV and Vendor, and provides as follows:

1. Schedule C, Technical Assistance, is hereby amended to insert, following the table of Billing Rates for technical assistance, the following:

                     "Technical assistance provided to CANTV by Vendor through personnel assigned to work in Venezuela for more than six months may be billed by Vendor to CANTV in an amount equal to the cost to the GTE company providing such personnel to CANTV, in lieu of the above hourly rates."

2. This Amendment shall be effective as of the date of the Agreement being amended hereby.









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                                    AMENDMENT

           Pursuant to Article 7.1 Amendments, Modifications and Supplements of the Agreement for Services dated January 1, 1992 (the "Agreement"), GTE Service Corporation (Vendor) and Compania Anonima Nacional Telefonos de Venezuela (CANTV) hereby amend said Agreement effective October 1, 1994, by adding the following words at the end of paragraph 2.1:

                     No more than once annually, Vendor may revise Schedule C to reflect changes in Vendor's fully allocated costs by following the procedures set forth in Paragraph 7.14 Notices. The revised Schedule C shall be effective upon receipt by CANTV and shall be substituted for the prior Schedule C and made a part of this Agreement. In no event shall Vendor's charges exceed the lowest price charged by Vendor to any third party for the same or similar services.

The amendment shall apply to paragraph 2.1 of Schedule C only and the remaining provisions of this Agreement shall remain in full force and effect.










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                                 AMENDMENT NO. 3
                             AGREEMENT FOR SERVICES
                                                        DATED JANUARY 1, 1992

           This AMENDMENT is made as of this 1st day of August, 1996, by and between COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA ("CANTV"), located at Edificio Administrativo, Avenida Libertador, Caracas, Venezuela, and GTE Service Corporation ("VENDOR"), located at 600 Hidden Ridge, Post Office Box 152092, Irving, Texas 75015, USA.

           WHEREAS, CANTV and the VENDOR executed the Agreement for Services as of January 1, 1992.

           WHEREAS, CANTV and the VENDOR have executed and delivered Amendment No. 1 to the Agreement dated as of January 1, 1992.

           WHEREAS, CANTV and the VENDOR have executed and delivered Amendment No. 2 to the Agreement dated as of October 1, 1994.

           WHEREAS, CANTV has failed to make all payments due to the VENDOR in accordance with the terms of the Agreement.

           WHEREAS, CANTV and the VENDOR desire to amend such Agreement.

           NOW, therefore, in consideration of the mutual promises expressed in this Agreement and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the VENDOR and CANTV agree that pursuant to Article 7.1 Amendments, Modifications and Supplements of the Agreement for Services dated January 1, 1992 (the "Agreement"), GTE Service Corporation and COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA hereby amend said Agreement as follows:

1. Section 2.4 of the Agreement is hereby amended by adding at the end thereof the following paragraph:

                     "Any and all amounts due to VENDOR under the Agreement on the date of Amendment No. 3 to this Agreement which have not been paid shall be payable 30 days after the date hereof."

2. Section 3.1 of the Agreement is hereby amended by substituting for the second paragraph thereof the following paragraph:

                     "If notice has not been given to terminate this Agreement as provided in Section 3.2 prior to the end of the initial 12-month term, the term shall automatically be extended for an additional 12-month term and if notice has not been given to terminate the Agreement as provided in Section 3.2 prior to the end of each successive term, the term shall automatically be extended for an additional 12-month term."

The Amendment shall apply to Sections 2.4 and 3.1 of the Agreement and remaining provisions of said Agreement shall remain in full force and effect, and the Agreement is hereby ratified by the VENDOR and CANTV.


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                               AMENDMENT NO. 4 TO
                             AGREEMENT FOR SERVICES
                              DATED JANUARY 1, 1992

           FOURTH AMENDMENT (this "Amendment") is made as of November __, 2000 by and between COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV) ("CANTV"), located at Edificio Administrativo, Av. Libertador, Caracas, Venezuela and GTE Service Corporation located at 600 Hidden Ridge, Post Office Box 152092, Irving, Texas 75015, USA (the "Vendor").

                                   WITNESSETH

           WHEREAS, CANTV and the Vendor have entered into the Agreement for Services dated as of January 1, 1992 (as amended by Amendment No. 1 to Agreement for Services dated as of January 1, 1992, Amendment No. 2 to Agreement for Services dated as of October 1, 1994 and Amendment No. 3 to Agreement for Services dated as of August 1, 1996, the "Agreement"), in respect of certain technical assistance and technological services (as further described in the Agreement) being rendered to CANTV by the Vendor (the "Services");

           WHEREAS, in addition to the Services provided by the Vendor to CANTV pursuant to the terms hereof, certain additional services and products have been provided by the Vendor (and certain affiliates of the Vendor) to CANTV pursuant to the terms of Section 4.1.1 of the Stock Purchase and Sale Agreement (the "Stock Purchase Agreement") dated among Fondo de Inversiones de Venezuela, Venworld Telecom, C.A. ("Venworld") and GTE Corporation ("GTE") requiring Venworld, subject to certain exceptions, to use its best efforts (including, without limitation, making available to CANTV, and applying in the management and operation of CANTV, the managerial, technical and marketing expertise and experience of GTE and the Consortium Participants (as defined in the Stock Purchase Agreement) and their respective affiliates) to cause CANTV to comply completely with all the terms and conditions of the Concession Agreement (as defined in the Stock Purchase Agreement);

           WHEREAS, the obligation of the Vendor to provide CANTV such additional services pursuant to the terms of Section 4.1.1 of the Stock Purchase Agreement terminates on January 1, 2001; and

           WHEREAS, CANTV desires to continue to obtain from the Vendor, and the Vendor desires to continue to provide to CANTV certain of these additional services on the terms and conditions set forth in the Agreement (as amended, modified and supplemented by this Amendment) until such time as CANTV and the Vendor may enter into a more definitive agreement.

           NOW, THEREFORE, in consideration of the mutual promises expressed in this Amendment and for other consideration, the receipt and sufficiency of which is hereby acknowledged, CANTV and the Vendor wish to amend and modify certain of the terms of the Agreement pursuant to Article 7.1 of the Agreement and accordingly, the parties hereto hereby agree as follows:

                     Section 1. Definitions. Terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

                     Section 2. Amendments. Article 1 of the Agreement is hereby amended by inserting a new Section 1.2, following Section 1.1, to read as follows:

                     Section 1.2. In addition to the technical assistance and the technological services provided by the Vendor to CANTV under Section 1.1 hereof, the Vendor shall provide to CANTV such additional services and products (including providing CANTV with certain rights and access to, and use of, technology owned by and/or licensed to the Vendor and trademarks and service marks now or hereafter owned by the Vendor in Venezuela) at such negotiated rates as the Vendor and CANTV may agree from time to time. Invoices for


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                     requested services and products shall reflect in reasonable detail, the nature and quantity of the requested services and products rendered during the immediately preceding calendar quarter and the fee will be payable by CANTV within thirty (30) days of the invoice date.

                     Section 3. Documents Otherwise Unchanged. Except as herein provided, the Agreement shall remain unchanged and in full force and effect, and each reference to the Agreement shall be a reference to the Agreement as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

                     Section 4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be identical and all of which, when taken together, shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

                     Section 5. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                     Section 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of Venezuela and shall be subject to the exclusive jurisdiction of the courts therein.





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